Exhibit 10.2

EFFECTIVE AS OF 20 APRIL 2005

GETTY IMAGES (CAYMAN) LIMITED

- AND -

DIGITAL HOLDING AND LICENSING S.A.

ASSIGNMENT OF INTELLECTUAL

PROPERTY RIGHTS

THIS ASSIGNMENT is made with effect from 20 April 2005

BETWEEN:-

(1)	GETTY IMAGES (CAYMAN) LIMITED c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (hereinafter the “Buyer”);

(2)	DIGITAL HOLDING AND LICENSING S.A. of BP 122, Le Muveran, Villars-sur-Ollon, CH 1884, Switzerland (hereinafter “DHL”).

RECITALS

(A)	DHL is either the sole owner of all rights in, or exclusive licensee for royalty-free exploitation of, those images referred to in the schedule hereto (together the “Images”). The DHL rights in the Images were either bought from Digital Vision Limited (“DVL”) in 2003 or acquired or created subsequently under the terms of a Commissioning and Licensing Agreement between the parties dated 12 June 2003 (the “Commissioning Agreement”).

(B)	DHL is willing to assign its rights in the Images, and the underlying licences granted to DHL, to the Buyer on the terms set out below.

THE PARTIES AGREE AS FOLLOWS:-

1.	In consideration of the sum of US$ 10,000,000 to be paid by the Buyer to DHL, DHL does HEREBY ASSIGN and transfer to the Buyer with full title guarantee all its right, title and interest in the Images, including those subsisting in the format the images are presented in, the catalogue names they are sold under (as described in the schedule), any model and property releases (“Model Releases”) in respect of the Images, the benefit of any underlying licences (the “Licences”) to DVL or DHL granted by a photographer, the full benefit of the Commissioning Agreement (subject to its burden) and the benefit of all licences granted by DHL to DVL (all such rights and benefits being hereafter called the “Assigned Rights”) including the right to sue for damages and other remedies in respect of any infringements of the Assigned Rights prior to the date of this Assignment. DHL shall invoice the Buyer for the purchase price for the Assigned Rights on the date hereof and such price reflects DHL’s agreement herein to commute and waive all its entitlement to the receipt of further royalties from DVL in respect of future sales of Images which shall be due to the Buyer. Payment of US$9,000,000 shall be made immediately following signature hereof to the following account:

Bank:	Banque Cantonale Vaudoise, 1001 Lausanne, Switzerland
Name of account:	Digital Holding & Licensing SA
Account number:	C5057.14.08
IBAN:	CH26 0076 7001 C505 7140 8
Swift code:	BCVLCH2LXXX
Bank clearing:	767

with the balance being paid to the same account no later than 5 working days following DHL providing evidence reasonably satisfactory to the Buyer that those royalty payments due from DHL to photographers in respect of sales in the first quarter of 2005 have been made. The Buyer shall procure that DVL calculates such amounts and gives DHL all reasonable assistance (in the same manner as before the date hereof) in making such payments. The Buyer shall, upon payment of the principal sum, pay DHL interest from the date hereof until actual payment at the rate that Getty Images Inc would reasonably have been able to receive on deposits of that amount for the same period. If the photographers are not paid by DHL within 14 days of the due date the Buyer may apply the retention in paying them on DHL’s behalf and shall account to DHL for this and promptly pay DHL any remaining balance.

2.	DHL warrants that the Images are all those which have been created for DHL, or acquired or licensed directly or indirectly by DHL at any time in connection with its relationship with DVL and shall do and execute or (so far as reasonably within its control) procure that there shall be done and executed all such documents, deeds, matters, acts and things as the Buyer may at any time reasonably require properly to vest the Assigned Rights or any one or more of them in the Buyer.

3.	DHL further warrants that, save as disclosed by it prior to the execution of this Assignment:

(a)	the Assigned Rights are legally and beneficially vested in DHL;

(b)	so far as DHL is aware the Assigned Rights are not being infringed or attacked or opposed, or the subject of any claim for ownership or compensation by any person;

(c)	the Assigned Rights are not subject to any licence, waiver, charge, contingent assignment or agreement or obligation or encumbrance of any sort in favour of any third party;

(d)	so far as DHL is aware the Images do not infringe any rights belonging to third parties; and

(e)	so far as DHL is aware neither DHL nor the other parties to the Licences are in breach of such Licences.

DHL shall not be liable for any claim under this Agreement (a “Claim”) unless written notice of the Claim has been given to it by or on behalf of the Buyer as soon as reasonably practicable after the Claim has arisen or as soon as reasonably practicable after the Buyer or DVL has become aware of the circumstances giving rise to a Claim and in any event written notice in respect of any Claim, must be given on or before the second anniversary hereof.

The written notice of the Claim shall specify in reasonable detail the nature of the Claim, the circumstances giving rise to it and the Buyer’s reasonable estimate of the amount claimed.

Any Claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been commenced within nine months of the date of the written notice of the Claim served pursuant to this Agreement.

The aggregate liability of DHL for all Claims shall be limited to US$10,000,000.

DHL shall not be liable for any Claim unless the aggregate amount of such Claim, when taken together with the amount of all other Claims, is an amount equal to or greater than US$25,000 (the “Threshold”) in which event DHL shall, subject to the other limits contained in this Agreement, be liable for the full amount of such Claims (and not just the amount by which such aggregate amount exceeds the Threshold). For the avoidance of doubt, one or more Claims arising out of the same cause of action or the same circumstances will exceed the Threshold if when aggregated together their total value exceeds the Threshold.

DHL shall not be liable for any Claim which does not exceed US $1,000 (“De Minimis Claim”).

For the purposes of calculating Claims counting towards the Threshold and/or any De Minimis Claim there shall be excluded from any Claim the amount of any costs, expenses and other liabilities incurred or to be incurred by the Buyer in connection with the making of any such Claim.

DHL shall not be liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by or at the expense of DHL within 40 Business Days of the date on which written notice of such Claim is given to DHL setting out the Claim in sufficient detail for DHL to be able to remedy it. For the avoidance of doubt, DHL shall be liable for any damage, loss or expenses suffered by the Buyer as a result of the breach notwithstanding it is remedied, but only to the extent that DHL, in remedying the breach concerned, has failed to make good all loss or damage claimable by the Buyer in respect of the breach.

The Buyer shall (and shall procure that DVL shall) take all reasonable action to mitigate any loss suffered by it or DVL which will or is reasonably likely to result in a claim against DHL and, without limiting the generality of the foregoing shall, in respect of any right of recovery (whether by payment, discount, credit, relief or otherwise) which could or might be made by it or DVL against any third party:

(i)	as soon as reasonably practicable give written notice and reasonable details of such right of recovery to DHL;

(ii)	take reasonable steps to maximise the amount recovered in respect of such right of recovery; and

(iii)	not withdraw, settle or compromise such right of recovery without the prior written consent of DHL (such consent not to be unreasonably delayed or withheld).

The foregoing paragraph is subject to the Buyer being indemnified to its reasonable satisfaction by DHL in respect of all losses, claims, demands, costs and reasonable expenses (including reasonable legal costs) which may be incurred by the Buyer or DVL by reason of the matters required of it or them under such paragraph.

4.	The Buyer acknowledges that many of the Assigned Rights derive from Licences. There is no guarantee that any Licence will be renewed on expiry of its current term. If any of the Licences cannot be transferred to the Buyer except by assignment made with the consent of a third party or by novation, the following provisions shall apply:

(a)	this agreement shall not constitute an assignment of the Licence if the assignment or attempted assignment would constitute a breach of the Licence and each party shall make all reasonable efforts to obtain the necessary consent to the assignment, or achieve the novation of, the Licence;

(b)	until the consent or novation is obtained DHL will hold such Licence upon trust for the Buyer and deal with the same as the Buyer shall reasonably direct and for the avoidance of doubt in the event that DHL is holding any monies due to it under any Licence it shall hold such monies on trust for the Buyer to the extent that they relate to any period from the date hereof; and

(c)	until the consent or novation is obtained, the Buyer shall perform the obligations (including, without limitation, payment obligations) of DHL thereunder:

(i)	(if such sub-contracting is permissible and lawful under the relevant Licence) as sub-contractor to DHL; and

(ii)	where sub-contracting is not permissible, as agent for DHL;

and shall indemnify DHL against all liabilities, and reasonable costs and expenses arising in respect of such Licences after the execution of this Assignment;

(d)	DHL shall give all reasonable assistance to the Buyer to enable it to enforce the rights of DHL under the Licences and shall at all times act with regard to the Licences in accordance with the Buyer’s reasonable instructions from time to time; and

(e)	DHL shall not take any action in respect of the Licences without the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed).

5.	The parties agree that:

(a)	The Buyer shall perform promptly and in full the obligations (including, without limitation, payment obligations) of DHL under each of the agreements comprised in the Assigned Rights, insofar as they relate to periods commencing from the date hereof and shall hold DHL fully indemnified against any claim, action, loss, damage or cost incurred or suffered as a consequence of the Buyer failing to perform any such obligations when due. DHL shall promptly following the date hereof provide the Buyer with such information as is required for the Buyer to perform its obligations under this clause.

(b)	DHL shall hold the Buyer fully indemnified against any claim, action, loss, damage or cost incurred or suffered as a consequence of DHL failing to perform any obligations under the Licences when due, insofar as they relate to periods prior to the date hereof. DHL shall ensure that photographers are paid when due under the Licences in respect of all such periods. The Buyer shall procure that DVL, as before the date hereof, promptly provides sufficient information to DHL to permit the payments to photographers to be properly calculated and made. In respect of all further royalty payments due to DHL, DVL shall be entitled to withhold an amount equivalent to the sum due from DHL to photographers in respect of sales represented by those royalties and the Buyer will procure that those sums are expended, on behalf of DHL, in discharging DHL’s royalty liabilities in respect of those sales.

(c)	In particular, the Buyer shall procure that DVL shall account to DHL and pay DHL when due for royalties accruing to DHL under the Assigned Rights in respect of periods prior to the date hereof in accordance with the current practice set out in paragraph (d) below.

(d)	Current practice in respect of payment by DVL of royalties is as follows: monthly, a statement and full payment being made 45 days following month end. In addition, current practice in respect of DVL invoicing for work in progress (i.e. images commissioned but not yet made available for commercial sale by DVL) is as follows: an invoice is rendered for images (the cost calculated consistently with pre-existing practice) when they are first posted on the DVL web-site for sub-licensing to third parties. In this regard the Buyer accepts DHL’s representation that no DVL work in progress is presently due to be invoiced and that no invoices for such matters are outstanding other than issued in January 2005, which are being paid by DHL in the ordinary course (in equal parts over three months).

6.	If any of the Model Releases cannot be transferred to the Buyer except by assignment made with the consent of a third party or by novation, the following provisions shall apply:

(a)	this agreement shall not constitute an assignment of the Model Release if the assignment or attempted assignment would constitute a breach of the Model Release and each party shall make all reasonable efforts to obtain the necessary consent to the assignment, or achieve the novation of, the Model Release;

(b)	until the consent or novation is obtained DHL will hold such Model Release upon trust for the Buyer and deal with the same as the Buyer shall reasonably direct; and

(c)	until the consent or novation is obtained, the Buyer shall perform the obligations (including, without limitation, payment obligations) of DHL thereunder:

(i)	(if such sub-contracting is permissible and lawful under the relevant Model Release) as sub-contractor to DHL; and

(ii)	where sub-contracting is not permissible, as agent for DHL;

and shall indemnify DHL against all liabilities, and reasonable costs and expenses arising in respect of such Model Releases after the execution of this Assignment;

(d)	DHL shall give all reasonable assistance to the Buyer to enable it to enforce the rights of DHL under the Model Releases and shall at all times act with regard to the Model Releases in accordance with the Buyer’s reasonable instructions from time to time; and

(e)	DHL shall not take any action in respect of the Model Releases without the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed).

7.	This Assignment is without prejudice to rights accrued and due prior to the date hereof, including the right of DHL to receive royalties or other payments under the licences as calculated thereunder. These shall continue to be made when due in the ordinary course in respect of all periods up to termination of the licences as provided above. DHL confirms that other than in respect of such payments, there are no outstanding claims by it against DVL, nor any facts or circumstances that will give rise to any claims.

8.	All sums due to be paid under this assignment are stated exclusive of VAT. The parties consider no VAT to be due or payable on this Assignment on the basis that it is an export sale and shall co-operate with a view to achieving such VAT treatment.

9.	Except as provided below, DHL shall treat in confidence the confidential information it discloses to the Buyer in relation to the Licences and Images (“Confidential Information”) and agrees not to disclose that Confidential Information to any other person or use any such Confidential Information for any purpose other than for the performance of its obligations under this agreement or as otherwise authorised by the Buyer.

Any Confidential Information may be disclosed by DHL to any governmental or other regulatory authority or body; and to any personnel of DHL who need to know the relevant Confidential Information; in each case to such extent only as is necessary to enable the proper performance of this agreement or as is required by law or the regulatory authority or body, or to its professional advisers, subject to DHL using all reasonable endeavours to ensure that the person to whom it discloses Confidential Information keeps the same confidential, including informing them of the confidential nature of the Confidential Information and DHL’s obligations hereunder, and requiring all such persons to agree to keep such information confidential.

Neither party shall (without the prior consent of the other party) issue any press release or publish any other document or make any public statement or otherwise disclose to any person who is not a party to this agreement either the existence of this agreement or any of its provisions, or any of the matters contemplated in this agreement. This clause shall not apply to: (a) any announcement or disclosure required by law or by any competent judicial or regulatory authority or by a recognised investment exchange; or (b) notice of assignment which is given to any photographer in connection with this agreement or in connection with continued payment of royalties, in this latter case the parties shall co-operate in good faith in order to agree the content of any such announcement prior to its being made.

10.	This agreement and the rights created hereunder shall not be directly or indirectly enforceable by any third party nor is it intended to benefit any third party.

11.	This assignment (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this assignment or its formation) shall be governed by and construed in accordance with English law.

12.	Each of the parties to this assignment irrevocably agrees that the courts of England shall have non-exclusive jurisdiction to hear and decide any suit, action or proceedings and/or to settle any disputes which may arise out of or in connection with this assignment and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

13.	This Agreement may be executed in two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement once agreed by or on behalf of each of the parties to be exchanged.

14.1	DHL undertakes to the Buyer that neither it nor any of its Affiliates will, directly or indirectly:

14.1.1	at any time during the period of 36 calendar months from the date hereof:

14.1.1.1	carry on, engage in or be employed in; or

14.1.1.2	be concerned or interested in; or

14.1.1.3	in any way assist in any business involved in;

the licensing of stock photography, moving and still images as well as music and fonts in competition with any of the businesses of any of the Buyer or any of its Affiliates;

14.1.2	at any time after the date hereof use as a trade or business name or mark or domain name or carry on a business under a title containing the words “Digital Vision”, “DV” or any other words which resemble or are deliberately calculated to resemble the same; or

14.1.3	assist any other person to do any of the above.

Each undertaking contained in this Clause 14.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

14.2	Nothing contained in clause 14.1 shall prevent DHL from being the holder or beneficial owner of any units of any authorised unit trust and from being the holder or beneficial owner of any class of securities in any company if such class of securities is listed, or dealt in, on a recognised investment exchange (within the meaning of Part XVIII of the Financial Services and Markets Act 2000) provided that it neither holds nor is beneficially interested in more than a total of 3% of any single class of the securities in that company.

14.3	Whilst the undertakings in Clause 14.1 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement it is hereby agreed and declared that the Buyer may by notice in writing at any time to DHL reduce in whole or in part the extent of the restrictions in the said covenants in such manner and to such extent as the Buyer in its absolute discretion determines and thereupon DHL agrees to be bound by such covenant in the form reduced and the validity of any other covenant and provisions contained in this Agreement shall not be affected.

14.4	For purposes of this Clause 14, the term “Affiliate” shall mean in relation to a body corporate, any holding company (within the meaning of section 736 of the Act) or subsidiary undertaking (within the meaning of section 258 of the Act) or such body corporate or any subsidiary undertaking of a holding company of such body corporate.

IN WITNESS whereof this assignment has been executed on the date first above written.

SCHEDULE

The Images

The Images are those photographs contained on the catalogues listed below (whether licensed via these catalogues or otherwise):

Catalogue Name	Number of CDs
Vol 1	31
Vol 2	27
Vol 3	24
Folio Four	34
Folio 5	28
Contextures	27
Fusion	33
Voice	26
ARC	30
In the Black	31
Vie	26
Infinity	16
Infinity 2	17
Verve	30
Verve Two	20
Let’s do Business	22

together with any other images whatsoever purchased by DHL from DVL in 2003, subsequently commissioned by DHL from DVL (whether or not under the Commissioning Agreement), or which DHL owns or to which is has a license.

Signed by	)	/s/ SIMON QUIRK
for and on behalf of Getty Images	)
(Cayman) Limited	)
in the presence of:- Christine Phillips	)	/s/ CHRISTINE PHILLIPS

Signed by	)	/s/ JEAN-CHARLES TURRIAN
for and on behalf Digital Holding and	)	/s/ CLAUDE REY
Licensing S.A. in the presence of:- Tim Bennett	)	/s/ TIM BENNETT